Exhibit 99.1

Artemis Energy Holdings, Inc. Receives $25,000,000 Reserve Equity Financing From AGS Capital Group.

New York, NY – (June 3rd, 2013) - Artemis Acquisition Corp. (AAC) (the “Company” a Delaware Corp.) a fully public reporting holdings company to the U.S. Securities and Exchange Commission, announced today that their subsidiary, Artemis Energy Holdings, Inc. (OTCMarkets.com  Ticker:  ARTT) has agreed to a $25,000,000 Reserve Equity Financing Facility from AGS Capital Group, LLC, a U.S. based specialist investor group, in order to enable growth with financing for its current convenience stores, truck stops, restaurants, car washes and for anticipated future acquisitions in the southeastern U.S. with the food/gas/beverage industry, as well as, accelerating their “holdings” business model growth.   Anticipation will be for ARTT to receive up to a total of $50,000,000 to include future international growth with business partners worldwide in the food, gas, beverage and travel industries.  AAC is starting to review current letter of intents to move forward for contract completion with over 35 other business partners.  These contracts will begin to shape AAC’s “Holdings” plan, which include another restaurant group, 2 trucking companies, warehousing, commercial real estate holdings, film production, NY suburban airport, IT tech/internet, grocery stores, imports/exports, sports agencies, oil/gas, green clean-up/oil, wind/solar/LED, and others to create a valuable holdings model.

Website:   http://www.otcmarkets.com/stock/ARTT/company-info

Robert Nash, Co-Founder/Senior Vice President, stated: "The Reserve Equity Financing is a long term strategic financing partnership that places ARTT in control of how and when we raise equity, minimizing any potential dilution or disruption to our capital structure.  ARTT has the discretion to periodically sell common shares at a discount to the market when the prices are attractive to us. That means we decide when the funds are raised and how the funds are utilized. Adding AGS Capital Group as a long-term partner reduces financing uncertainty, so we can better focus on achieving our business objectives.  The $25 million equity financing provides us with sufficient capital to continue to accelerate our current locations, anticipated acquisitions of additional, food/gas/beverage businesses, under Travel Center Partners, Inc. (TCP), a subsidiary of ARTT, based in Bluffton/Hilton Head, SC.

Mr. Allen Silberstein, Chief Executive Officer of AGS Capital Group, LLC, stated, "  We look forward in partnering with ARTT and providing the financing to facilitate their plans for future acquisitions to steadily grow the company and increase shareholder value.

About ARTT

ARTT and TCP, currently operates businesses in South Carolina and Georgia.  TCP’s, foundation is commercial real estate development anchored with the food/gas/beverage/car washes and UHAUL rentals.   Artemis’s strategy is to initially focus on the south east portion of the U.S. to increase its retail and brand footprint and then to seek to expand nationwide in the coming years.   TCP currently employs over 70 employees.  TCP has several branded names for stores and restaurants that the Company anticipates to accelerate into more locations, including EZ Mart, 24 HR Grill.

About AGS Capital Group, LLC

AGS Capital Group, LLC provides flexible equity and debt financing solutions for growth-stage and small cap public companies, as well as, private companies looking to go public. AGS invests in public companies around the world listed on most exchanges. AGS performs fundamental analysis including credit risk, technical analysis of market trends and industry, evaluation of management team experience and corporate structure evaluation.  Additional information may be found at www.agscapitalgroup.com

ARTT anticipates future successes with our many vendor partners:  Dairy Queen-Orange Julius-GrillNChill, Sysco Foods, Krispy Krunchy Chicken, Frito Lay, Hershey/Mars Candy, Anheuser-Busch, Coors, Corona, Starbucks, Monster Drinks, Original Pancake House, Vidalia Boiled Peanuts, Goin Nuts/peanuts, Cold Cow Ice Cream, TCBY, Coca-Cola, Pepsi, Shell, Texaco, Valero, PEP EV Stations, UHAUL Rentals, and SC/GA state lotteries.  The Company’s vendor list is expansive.  TCP is also a member of NACS and AAC is a member of the CROA (Corporate Responsibility Officers Association) in NYC; Wall St. public companies leading in transparency, green sustainability, and social responsibility with job creation, one of the fastest growing U.S. associations since 2011. http://www.thecro.com/

The Company has also begun the process of building their holdings platform, social responsibility and is in negotiations with start-ups, and existing businesses who are seeking equity backing and capital to create job creation and acceleration of their own businesses.  The Company is currently starting the process to open business accounts with TD Bank, 2 Wall St, NY, NY for placing its Company and Executive stock shares for future leveraging.

AAC view:  http://artemisacquisitioncorp.com/. AAC recently, became a public company reporting in 2012, under the Securities Exchange Act of 1934, as amended.  Currently, the Company’s common stock is not approved for trading by FINRA. Artemis Acquisition Corp., Parent Company, anticipates to UPLIST, Artemis Energy Holdings/ARTT to the NASDAQ Small Cap OTCQB once AAC S-4 filing becomes effective.

Investor Relations Contact:
Robert Nash
Senior VP & Co Founder
AAC & ARTT
(315) 652-2274 – direct line

Forward-looking Statements:

http://www.sec.gov/cgi-bin/browse-edgar?company=artemis+acquisition+corp&match=&CIK=&filenum=&State=&Country=&SIC=&owner=exclude&Find=Find+Companies&action=getcompany - Certain of the matters discussed in this announcement contain forward-looking statements that involve material risks to and uncertainties in the company's business that may cause actual results to differ materially from those anticipated by the statements made herein. Such risks and uncertainties include, among other things, our ability to establish and maintain operations; the availability of financing; the company's ability to implement its long range business plan; the company's ability to enter into agreements with any necessary partners; the impact of competition, the obtaining and maintenance of any necessary regulatory clearances; and management of growth and other risks and uncertainties that may be detailed from time to time in the company's reports filed with the Securities and Exchange Commission. This is not a solicitation to buy or sell securities and does not purport to be an analysis of the company's financial position. See the company's most recent Quarterly Report on Form 10-Q and related 8-K filings.